Exhibit 99.1

Press Release #201401	FOR IMMEDIATE RELEASE	January 2, 2014

Enertopia Announces Social Media and Marketing Program

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CNSX (the "Company" or "Enertopia") is very pleased to announce that it has entered into a three month contract on Social Media and Marketing with Stuart Gray.

Stuart Gray has been in the social media business for well over a decade in various capacities for publically listed companies. As an expert in media relations, and marketing awareness Enertopia looks forward to getting our news and growing story out to a broad base of investors and media.

We look forward to 2014 as a year of rapid growth and opportunity in the rapidly expanding Medical Marihuana business in North America.

Stuart Gray will be paid $5000 a month for three months and has been granted 200,000 Stock Options.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing the Definitive Agreement and future financings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release